UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2004

WRIGHT MEDICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32883	13-4088127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5677 Airline Road, Arlington, Tennessee	38002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 867-9971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2004, Wright Medical Group, Inc. (“WMG”), and its wholly owned subsidiary, Wright Medical Technology, Inc. (“WMT”), entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement dated as of August 1, 2001, as amended (the “Credit Agreement”), among WMG, WMT, the lenders thereunder, JPMorgan Chase Bank, N.A. (formerly named The Chase Manhattan Bank), as administrative agent and collateral agent, and the other parties thereto. The Amendment modifies:

•	Section 6.04 of the Credit Agreement to increase the limit on the amount of investments by WMG, WMT and the subsidiaries of WMT that are guarantors of the credit facility (collectively, the “Loan Parties”) in subsidiaries of WMT that are not Loan Parties, together with the amount of all outstanding loans or advances to such subsidiaries, from 10% to 20% of the consolidated assets of WMG at the time of such investment, loan or advance and after giving effect thereto; and

•	Section 6.05 of the Credit Agreement to permit WMT to transfer certain assets in an aggregate amount not to exceed $5,000,000 to, and thereafter lease such assets from, the Industrial Development Board of the Town of Arlington, Tennessee (the “Board”), in order to allow WMT to participate in a tax-saving payment-in-lieu-of-tax program instituted by the Board.

A copy of the Amendment is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(c) Exhibits.

Exhibit
Number	Description
10.1	Amendment No. 4 dated as of December 3, 2004, to the Credit Agreement dated as of August 1, 2001, as amended, among WMG, WMT, the lenders thereunder, JPMorgan Chase Bank, N.A. (formerly named The Chase Manhattan Bank), as administrative agent and collateral agent, and the other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2004

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Laurence Y. Fairey
Laurence Y. Fairey
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 4 dated as of December 3, 2004, to the Credit Agreement dated as of August 1, 2001, as amended, among WMG, WMT, the lenders thereunder, JPMorgan Chase Bank, N.A. (formerly named The Chase Manhattan Bank), as administrative agent and collateral agent, and the other parties thereto.